EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of January 27, 2014

Among

TEXAS INDUSTRIES, INC.,

MARTIN MARIETTA MATERIALS, INC.

and

PROJECT HOLDINGS, INC.

TABLE OF CONTENTS

Page

ARTICLE I

The Merger

ARTICLE II

Effect on the Capital Stock of the Constituent Entities;
Exchange of Certificates

SECTION 2.01.	Effect on Capital Stock	3
SECTION 2.02.	Exchange of Certificates	4

ARTICLE III

Representations and Warranties of Parent and Merger Sub

i

ARTICLE IV

Representations and Warranties of the Company

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01.	Conduct of Business	36
SECTION 5.02.	No Solicitation by the Company; Company Recommendation	43
SECTION 5.03.	No Solicitation by Parent; Parent Recommendation	46

ARTICLE VI

Additional Agreements

ii

ARTICLE VII

Conditions Precedent

SECTION 7.01.	Conditions to Each Party’s Obligation to Effect the Merger	64
SECTION 7.02.	Condition to Parent’s and Merger Sub’s Obligation to Effect the Merger	65
SECTION 7.03.	Condition to the Company’s Obligation to Effect the Merger	66

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.	Termination	67
SECTION 8.02.	Effect of Termination	69
SECTION 8.03.	Amendment	69
SECTION 8.04.	Extension; Waiver	69

ARTICLE IX

General Provisions

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 27, 2014, among TEXAS INDUSTRIES, INC., a Delaware corporation (the “Company”), MARTIN MARIETTA MATERIALS, INC., a North Carolina corporation (“Parent”), and PROJECT HOLDINGS, INC., a North Carolina corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS the Board of Directors of the Company, the Board of Directors of Parent, and the Board of Directors of Merger Sub have approved or adopted, as applicable, this Agreement, determined that the terms of this Agreement are in the best interests of the Company, Parent or Merger Sub, as applicable, and their respective shareholders or stockholders, as applicable, and declared the advisability of this Agreement;

WHEREAS the Board of Directors of the Company and the Board of Directors of Merger Sub have recommended adoption and approval of this Agreement by their respective shareholders or stockholders, as applicable;

WHEREAS simultaneously with the execution and delivery of this Agreement, Parent and certain stockholders of the Company (the “Principal Stockholders”) are entering into agreements (the “Stockholder Agreements” and, together with this Agreement, the “Transaction Agreements”) pursuant to which the Principal Stockholders shall agree, among other things, to take specified actions in furtherance of the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Company (or their respective affiliates) are entering in agreements relating to the lease of certain properties in Tomball, Robstown and Mont Belvieu, Texas (the “Lease Agreements”); and

WHEREAS, for U.S. Federal income Tax purposes, it is intended that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Parent, the Company and Merger Sub each will be a party to such reorganization within the meaning of Section 368(b) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the North Carolina Business Corporation Act (the “NCBCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”).  At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).  The Merger, the issuance by Parent of Parent Common Stock in connection with the Merger (the “Share Issuance”) and the other transactions contemplated by the Transaction Agreements are referred to in this Agreement collectively as the “Transactions”.

SECTION 1.02. Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m., New York City time, on a date to be specified by the Company and Parent, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by Law) waived on such second Business Day, then the Closing shall take place on the second Business Day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived, or at such other place, time and date as shall be agreed in writing between the Company and Parent.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall (a) file with the Secretary of State of the State of North Carolina the articles of merger relating to the Merger (the “Articles of Merger”) executed and acknowledged in accordance with the relevant provisions of the NCBCA, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the NCBCA or by the Secretary of State of the State of North Carolina in connection with the Merger and (b) file with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”) executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger.  The Merger shall become effective at the time that the Articles of Merger have been duly filed with the Secretary of State of the State of North Carolina and the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Parent shall agree and specify in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04. Effects.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NCBCA and the DGCL.

SECTION 1.05. Certificate of Incorporation and By-Laws.  At the Effective Time, the certificate of incorporation in the form attached hereto as Exhibit A shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.  At the Effective Time, the by-laws in the form attached hereto as Exhibit B shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors and Officers of Surviving Company and Company Subsidiaries.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.  To the extent requested by Parent prior to the Effective Time, the Company shall use its reasonable best efforts to cause the applicable officers and directors of each Company Subsidiary (or those Company Subsidiaries so specified by Parent) to tender their resignations as officers or directors of the applicable Company Subsidiaries, effective as of the Effective Time, to deliver to Parent written evidence of such resignations (to be effective as of the Effective Time) prior to the Effective Time.  In connection with the foregoing, the Company shall reasonably cooperate with Parent, including by providing to Parent information and access pursuant to and subject to Section 6.02 reasonably requested by Parent.  Parent agrees that as a condition to any resignation contemplated by this Section 1.06 requested by Parent, Parent will acknowledge in writing that such resignation is without prejudice to the applicable individual’s rights under any applicable Company Benefit Plan.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities;

Exchange of Certificates

SECTION 2.01. Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or Merger Sub Common Stock:

(a) Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, in Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company.  From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of common stock, par value $1.00 per share, in the Company (the “Company Common Stock”) that is owned by the Company as treasury stock and each share of Company Common Stock that is owned by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Subject to Section 2.02, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive 0.70 of a fully paid and nonassessable share (the “Exchange Ratio”) of Parent Common Stock, together with the associated preferred share purchase rights granted pursuant to the Rights Agreement (the “Merger Consideration”).  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02, without interest.  Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Parent Common Stock or Company Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.  As and to the extent provided in Section 2.02(j), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

SECTION 2.02. Exchange of Certificates.  (a) Exchange Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.  At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Parent Common Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f).  All such Parent Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b) Letter of Transmittal.  As promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval prior to the Effective Time), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange.  Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (A) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01 and (B) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d).  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)).  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d) Treatment of Unexchanged Shares.  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Company Common Stock held in book-entry form) with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate (or shares of Company Common Stock held in book-entry form) in accordance with this Article II.  Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Company Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e) No Further Ownership Rights in Company Common Stock.  The shares of Parent Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including any cash paid pursuant to Section 2.02(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.  From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the last complete trading day prior to the date of the Effective Time.

(g) Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Parent and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.

(h) No Liability.  None of the Company, Parent, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Investment of Exchange Fund.  The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments shall be paid to Parent.

(j) Withholding Rights.  Each of Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable Tax Law.  Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made.

(k) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth in the Parent SEC Documents filed and publicly available after January 1, 2012 and at least two Business Days prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding any disclosures in the Filed Parent SEC Documents in any risk factors section, any forward looking disclosure in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) or in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”).  The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent that such disclosure also qualifies or applies to such other sections.

SECTION 3.01. Organization, Standing and Power.  Each of Parent and each of Parent’s Subsidiaries (the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Parent Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and the Parent Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, clearances and approvals (collectively, “Permits”) necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Parent Permits”), except where the failure to have such power or authority or to possess Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of (a) the restated articles of incorporation of Parent, as amended, in effect as of the date of this Agreement (the “Parent Articles”) and the restated bylaws of Parent in effect as of the date of this Agreement (the “Parent By-laws”) and (b) the constituent documents of Merger Sub.

SECTION 3.02. Parent Subsidiaries.  (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Parent Subsidiaries have been validly issued and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all material pledges, liens, claims, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defect of any kind or nature whatsoever, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.  Section 3.02(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Parent Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

SECTION 3.03. Capital Structure.  (a) The authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $0.01 per share (“Parent Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share, (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”).  At the close of business on December 31, 2013, (i) 46,111,115 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding and (iii) 1,929,362 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans, including (A) 882,416 shares of Parent Common Stock issuable upon the exercise of outstanding Parent Stock Options (whether or not presently exercisable), (B) 1,021,815 shares of Parent Common Stock issuable upon settlement of outstanding Parent RSUs and (C) 25,131 shares of Parent Common Stock issuable upon settlement of outstanding incentive stock plan units of Parent (the “Parent ISPUs”).  Except as set forth in this Section 3.03(a) (and other than shares of Parent Capital Stock that may be issued pursuant to the Rights Agreement), at the close of business on December 31, 2013, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding.  From the close of business on December 31, 2013 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options or upon the vesting of Parent RSUs or Parent ISPUs, in each case, outstanding at the close of business on December 31, 2013 and in accordance with their terms in effect at such time.

(b) All outstanding shares of Parent Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of Parent Stock Options, Parent RSUs or Parent ISPUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NCBCA, the Parent Articles, the Parent By-laws or any Contract to which Parent is a party or otherwise bound (other than rights granted pursuant to the Rights Agreement).  The shares of Parent Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NCBCA, the Parent Articles, the Parent By-laws or any Contract to which Parent is a party or otherwise bound (other than rights granted pursuant to the Rights Agreement).  Except as set forth above in this Section 3.03 (and other than obligations under the Rights Agreement), pursuant to the Parent Deferral Plans as in effect as of the date of this Agreement or pursuant to the terms of this Agreement, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (y) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (z) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary.  Other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans, (3) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards and (4) obligations under the Rights Agreement, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence.  There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote (collectively, “Parent Voting Debt”).  Neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent.  Neither Parent nor any of the Parent Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.

(c) As of the date hereof, neither Parent nor any Parent Subsidiary owns any shares of Company Common Stock.

SECTION 3.04. Authority; Execution and Delivery; Enforceability.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Share Issuance, to the receipt of the Parent Shareholder Approval and, in the case of the Merger, to the approval of this Agreement by Parent as the sole shareholder of Merger Sub.  The Board of Directors of Parent (the “Parent Board”) has unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and its shareholders, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommending that Parent’s shareholders approve the Share Issuance (the “Parent Recommendation”) and directing that the Share Issuance be submitted to Parent’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Parent Shareholders Meeting”).  As of the date of this Agreement, such resolutions have not been amended or withdrawn.  The Board of Directors of Merger Sub has adopted resolutions (A) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Merger Sub and Parent, as its sole shareholder, (B) approving this Agreement, the Merger and the other transactions contemplated by this Agreement and (C) recommending that Parent, as sole shareholder of Merger Sub, approve this Agreement and directing that this Agreement be submitted to Parent, as sole shareholder of Merger Sub, for approval.  As of the date of this Agreement, such resolutions have not been amended or withdrawn.  Except (x) solely in the case of the Share Issuance, for the approval of the Share Issuance by the affirmative vote of the holders of a majority of the voting power of the shares of Parent Common Stock and Parent Preferred Stock represented in person or by proxy at the Parent Shareholders Meeting, as required by Section 312.03(c) of the NYSE Listed Company Manual (the “Parent Shareholder Approval”), and (y) solely in the case of the Merger, for the approval of this Agreement by Parent as the sole shareholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions (except for the filing of the appropriate merger documents as required by the DGCL and the NCBCA).  Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies to Parent or Merger Sub with respect to the Transaction Agreements or the Transactions.

SECTION 3.05. No Conflicts; Consents.  (a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the Parent Articles, the Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary (assuming that the Parent Shareholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (each, excluding any Parent Benefit Plan or Company Benefit Plan, a “Contract”) to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or any Parent Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to Parent or any Parent Subsidiary or their respective properties or assets (assuming that the Parent Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, approval, clearance, waiver, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Parent of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the filing of the Articles of Merger with the Secretary of State of the State of North Carolina and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock as Merger Consideration, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

SECTION 3.06. SEC Documents; Undisclosed Liabilities.  (a) Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2012 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Parent SEC Documents”).

(b) Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in Parent’s consolidated audited balance sheet as of December 31, 2012 (or the notes thereto) as included in the Filed Parent SEC Documents, (ii) for liabilities and obligations incurred since December 31, 2012 in the ordinary course of business and (iii) for liabilities and obligations incurred as permitted by this Agreement, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief executive officer of Parent and each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX.  None of Parent or any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent SEC Documents.

(h) Since December 31, 2012, none of Parent, Parent’s independent accountants, the Parent Board or the audit committee of the Parent Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Parent, (y) “material weakness” in the internal controls over financial reporting of Parent or (z) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(i) None of the Parent Subsidiaries is, or has at any time since January 1, 2012 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

SECTION 3.07. Information Supplied.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Parent’s shareholders and the Company’s stockholders or at the time of each of the Parent Shareholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 3.08. Absence of Certain Changes or Events.  From December 31, 2012 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.  From December 31, 2012 to the date of this Agreement, Parent and the Parent Subsidiaries have conducted the business of Parent and the Parent Subsidiaries in the ordinary course in all material respects.

SECTION 3.09. Taxes.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and each Parent Subsidiary (a) has duly and timely filed, or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed by it and such Tax Returns are true, correct and complete and (b) has duly and timely paid all Taxes required to have been paid by it (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party), except in each case of clauses (a) and (b), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Parent SEC Documents.

SECTION 3.10. Intended Tax Treatment.  Neither Parent nor any Parent Subsidiary (including Merger Sub) has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 3.11. Litigation.  There is no, and since January 1, 2012 there has been no, suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.  There is no, and since January 1, 2012 there has been no, Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.12. Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are, and since January 1, 2012 have been, in compliance with all applicable Laws and Parent Permits.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no, and since January 1, 2012, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit.  To the Knowledge of Parent, Parent is, and since January 1, 2012, has been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and any rules and regulations thereunder, other than as has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  This section does not relate to Tax matters or environmental matters, which are the subjects of Sections 3.09 and 3.13, respectively.

SECTION 3.13. Environmental Matters.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a) Parent and the Parent Subsidiaries are and, since January 1, 2010, have been, in compliance with all Environmental Laws, and neither Parent nor any Parent Subsidiary has received any (i) written communication from a Governmental Entity or other Person that alleges that Parent or any Parent Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law or (ii) written request for information pursuant to any Environmental Law that is outstanding or unresolved (including any such  request relating to the new source review, NESHAPs or other requirements under the Clean Air Act) that would form the basis of any violation or liability under Environmental Law;

(b) Parent and Parent Subsidiaries have obtained and are and, since January 1, 2010, have been, in compliance with all Permits required pursuant to any Environmental Law for the operations (as currently conducted) of Parent, the Parent Subsidiaries and the real property owned or leased by Parent and the Parent Subsidiaries and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement;

(c) to the Knowledge of Parent and the Parent Subsidiaries, maintaining or achieving compliance with applicable Environmental Laws, including any requirement to install, upgrade or replace pollution control equipment, meet emission standards or otherwise comply with the Clean Air Act, to surrender or acquire emission allowances or credits or otherwise comply with AB 32, or to reclaim or restore any mined real properties, will not require Parent or the Parent Subsidiaries to incur costs beyond those reflected or reserved against in Parent’s consolidated audited balance sheet as of December 31, 2012 (or the notes thereto) as included in the Filed Parent SEC Documents;

(d) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries;

(e) there has been no Release of, or exposure to, any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries or against any Person whose liabilities for such Environmental Claim Parent or any of Parent Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;

(f) neither Parent nor any of the Parent Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations (including any reclamation obligations) that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries; and

(g) with respect to the real properties owned, leased or mined by Parent or any Parent Subsidiary, there are and have been no significant and substantial mining safety or health hazards or “pattern of violations”, as regulated or defined under the MSHA, or similar safety or health hazards at any such property arising under the OSHA or any other federal, state or local Law similar to MSHA or OSHA, which would reasonably be expected to result in Parent or any Parent Subsidiary incurring any liability or require Parent or any Parent Subsidiary to cease operations at such property.

SECTION 3.14. Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC (the “Parent Financial Advisors”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

SECTION 3.15. Opinions of Financial Advisors.  The Parent Board has received an opinion from each of the Parent Financial Advisors to the effect that, as of the date of each such opinion, and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Exchange Ratio in the Merger was fair, from a financial point of view, to Parent.  Promptly after the execution of this Agreement, Parent will furnish the Company, solely for informational purposes, true and complete copies of the written opinions of the Parent Financial Advisors.

SECTION 3.16. Merger Sub.  Parent is the sole shareholder of Merger Sub.  Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 3.17. No Other Representations or Warranties.  Except for the representations and warranties contained in Article IV, Parent acknowledges that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any representation or warranty with respect to: (i) any projections, estimates or budgets delivered or made available to Parent or any of its affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and the Company Subsidiaries or (ii) the future business and operations of the Company and the Company Subsidiaries, including in the case of (i) and (ii) with respect to any information, documents, projections, forecasts or other material made available to Parent or its affiliates and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, and Parent has not relied on any such information or any representation or warranty not set forth in Article IV.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except as set forth in the Company SEC Documents filed and publicly available after January 1, 2012 and at least two Business Days prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents in any risk factors section, any forward looking disclosure in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) or in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”).  The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent that such disclosure also qualifies or applies to such other sections.

SECTION 4.01. Organization, Standing and Power.  Each of the Company and each of the Company’s Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Company Permits”), except where the failure to have such power or authority or to possess the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the by-laws of the Company in effect as of the date of this Agreement (the “Company By-laws”).

SECTION 4.02. Company Subsidiaries.  (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company Subsidiaries have been validly issued and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.  Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

SECTION 4.03. Capital Structure.  (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 100,000 shares of cumulative preferred stock, without par value (the “Company Preferred Stock” and together with Company Common Stock, the “Company Capital Stock”).  At the close of business on December 31, 2013, (i) 28,622,741 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock and no Company Restricted Shares were issued and outstanding, (iii) no shares of Company Common Stock were held by the Company in its treasury and (iv) 4,141,504 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, including (A) 1,466,841 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options (whether or not presently exercisable), (B) 133,315 shares of Company Common Stock issuable pursuant to outstanding Company SARs and (C) 177,464 shares of Company Common Stock issuable upon settlement of outstanding Company RSUs.  Except as set forth in this Section 4.03(a), at the close of business on December 31, 2013, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.  From the close of business on December 31, 2013 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Company Common Stock upon the exercise of the Company Stock Options or upon the vesting of Company RSUs, in each case, outstanding at the close of business on December 31, 2013 and in accordance with their terms in effect at such time.

(b) All outstanding shares of Company Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of the Company Stock Options, Company SARs or Company RSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound.  Except as set forth above in this Section 4.03 or pursuant to the Company Deferral Plans as in effect as of the date of this Agreement, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of the Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary.  Other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (3) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence.  There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (collectively, “Company Voting Debt”).  Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company.  Neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(c) No subsidiary of the Company owns any shares of Company Common Stock.

SECTION 4.04. Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Company Stockholder Approval.  The Board of Directors of the Company (the “Company Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of the Company was present, (i) approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, (ii) determining that entering into this Agreement is in the best interests of the Company and its stockholders, (iii) declaring this Agreement advisable and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Recommendation”) and directing that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”).  As of the date of this Agreement, such resolutions have not been amended or withdrawn.  Except for the adoption of this Agreement by the stockholders of the Company in accordance with the Company’s Charter and the DGCL (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve, as applicable, the Transaction Agreements or to consummate the Transactions (except for the filing of the appropriate merger documents as required by the DGCL and NCBCA).  The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) (i) The Company Board has adopted such resolutions as are necessary to render inapplicable to the Transaction Agreements and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and (ii) no other “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies to the Company with respect to the Transaction Agreements or the Transactions.

SECTION 4.05. No Conflicts; Consents.  (a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4 and (B) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with the Transaction Agreements or the Transactions, (ii) compliance with and filings under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the filing of the Articles of Merger with the Secretary of State of the State of North Carolina and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as Merger Consideration, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

SECTION 4.06. SEC Documents; Undisclosed Liabilities.  (a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2012 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in the Company’s consolidated audited balance sheet as of May 31, 2013 (or the notes thereto) as included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred since May 31, 2013 in the ordinary course of business and (iii) for liabilities and obligations incurred as permitted by this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate.  None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other the Company SEC Documents.

(h) Since May 31, 2013, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Company, (y) “material weakness” in the internal controls over financial reporting of the Company or (z) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(i) None of the Company Subsidiaries is, or has at any time since January 1, 2012 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

SECTION 4.07. Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Parent’s shareholders and the Company’s stockholders or at the time of each of the Parent Shareholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 4.08. Absence of Certain Changes or Events.  From May 31, 2013 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  From May 31, 2013 to the date of this Agreement, the Company and the Company Subsidiaries have conducted the business of the Company and the Company Subsidiaries in the ordinary course in all material respects.

SECTION 4.09. Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each of the Company and each Company Subsidiary (A) has duly and timely filed, or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed by it and such Tax Returns are true, correct and complete, and (B) has duly and timely paid all Taxes required to have been paid by it (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party) except, in each case of clauses (A) and (B), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents.

(ii) To the Knowledge of the Company, no claim has been made in the past three years by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes in such jurisdiction.

(iii) Neither the Company nor any Company Subsidiary has received any written notice of any audit, judicial proceeding or other examination against or with respect to the Company or any Company Subsidiary with respect to Taxes.  As of the date of this Agreement, there are no pending requests for waivers of time to assess any Tax.

(iv) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes, which waiver or extension is currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(v) There are no liens or other security interests upon any property or assets of the Company or any Company Subsidiary for Taxes, except for liens for Taxes (A) not yet due and payable or (B) being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents.

(vi) Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than (A) any such agreement exclusively between or among the Company and/or wholly owned Company Subsidiaries and (B) (1) any lease or financing arrangement or (2) any other agreement (a) the primary purpose of which is not the allocation or payment of Tax liability and (b) that was entered into in the ordinary course of business).  Neither the Company nor any Company Subsidiary is or may be liable under Treasury Regulation section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for Taxes of any person other than the Company and the Company Subsidiaries.

(vii) Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(viii) Neither the Company nor any Company Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(b) The Company had Federal net operating loss carryforwards of at least $409 million as of May 31, 2013.  As of immediately prior to the Effective Time, such net operating loss carryforwards will not be subject to limitation under Section 382 of the Code or any similar provision of applicable Tax Law (not taking into account the effect, if any, of this Agreement).

SECTION 4.10. Intended Tax Treatment.  Neither the Company nor any Company Subsidiary has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 4.11. Benefits Matters; ERISA Compliance.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material Company Benefit Plan.  The Company has delivered or made available to Parent true and complete copies of (i) all material Company Benefit Plans or, in the case of any unwritten material Company Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the Internal Revenue Service (the “IRS”) with respect to each material Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any material Company Benefit Plan and (v) the most recent financial statements and actuarial reports for each Company Benefit Plan (if any).  For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary and (B) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary.

(b) All Company Benefit Plans which are intended to be qualified under Section 401(a) of the Code have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters from the IRS to the effect that such Company Benefit Plans and the trusts created thereunder are so qualified, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification.

(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) no Company Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “Company Pension Plan”) has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trust created thereunder or, to the Knowledge of the Company, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iv) no Company Pension Plans or related trusts have been terminated, nor is there any intention or expectation to terminate any Company Pension Plans or related trusts, (v) no Company Pension Plans or related trusts are the subject of any proceeding by any Person, including any Governmental Entity, that would be reasonably expected to result in a termination of any Company Pension Plan or related trust, and (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Company Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived.  Neither the Company nor any Company Subsidiary has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Multiemployer Plan.

(d) With respect to each Company Benefit Plan that is an employee welfare benefit plan (including any “health reimbursement account”), such Company Benefit Plan (including any Company Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of the Company or the Company Subsidiaries or terminated, in each case, without material liability to Parent and its Subsidiaries on or at any time after the Effective Time.

(e) No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries)).

(f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Company Benefit Plan and (ii) the Company and each of the Company Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Company Benefit Plans.

(g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits.

(h) Except as provided by this Agreement or pursuant to applicable Law, none of the execution and delivery of the Transaction Agreements, the obtaining of the Company Stockholder Approval or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan or (C) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan.

(i) Since January 1, 2011, there has been, and in connection with the consummation of the transactions contemplated hereby there will be, no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by the Company or any Company Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1 and (ii) January 1, 2009, been in documentary and operational compliance in all material respects with Section 409A of the Code.

(k) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Company SEC Documents.  Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(l) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there does not now exist, nor do any circumstances exist that are reasonably likely to result in, any Controlled Group Liability that would be a liability of the Company or any Company Subsidiary following the Closing, other than any such Controlled Group Liability relating to any Company Benefit Plan.  Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in (i) Section 4069 or (ii) Section 4204 or 4212 of ERISA with respect to any Multiemployer Plans.

SECTION 4.12. Litigation.  There is no, and since January 1, 2012 there has been no, suit, action or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  There is no, and since January 1, 2012 there has been no, Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.13. Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2012 have been, in compliance with all applicable Laws and the Company Permits.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no, and since January 1, 2012, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or the Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit.  To the Knowledge of the Company, the Company is, and since January 1, 2012, has been, in compliance with the FCPA and any rules and regulations thereunder, other than as has not had and would not reasonably be expected to have a Company Material Adverse Effect.  This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters, which are the subjects of Sections 4.09, 4.11, 4.14 and 4.17, respectively.

SECTION 4.14. Environmental Matters.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and the Company Subsidiaries are and, since January 1, 2010, have been, in compliance with all Environmental Laws, and neither the Company nor any Company Subsidiary has received any (i) written communication from a Governmental Entity or other Person that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law or (ii) written request for information pursuant to any Environmental Law that is outstanding or unresolved (including any such  request relating to the new source review, NESHAPs or other requirements under the Clean Air Act) that would form the basis of any violation or liability under Environmental Law;

(b) the Company and the Company Subsidiaries have obtained and are and, since January 1, 2010, have been, in compliance with all Permits required pursuant to any Environmental Law for the operations (as currently conducted) of the Company, the Company Subsidiaries and the Company Properties and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement;

(c) to the Knowledge of the Company and the Company Subsidiaries, maintaining or achieving compliance with applicable Environmental Laws, including any requirement to install, upgrade or replace pollution control equipment, meet emission standards or otherwise comply with the Clean Air Act, to surrender or acquire emission allowances or credits or otherwise comply with AB32, or to reclaim or restore any mined real properties, will not require the Company or the Company Subsidiaries to incur costs beyond those reflected or reserved against in the Company’s consolidated audited balance sheet as of May 31, 2013 (or the notes thereto) as included in the Filed Company SEC Documents;

(d) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries;

(e) there has been no Release of, or exposure to, any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claim the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;

(f) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations (including any reclamation obligations) that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries; and

(g) with respect to the real properties owned, leased or mined by the Company or any Company Subsidiary, there are and have been no significant and substantial mining safety or health hazards or “pattern of violations”, as regulated or defined under the MSHA, or similar safety or health hazards at any such property arising under the OSHA or any other federal, state or local Law similar to MSHA or OSHA, which would reasonably be expected to result in the Company or any Company Subsidiary incurring any liability or require the Company or any Company Subsidiary to cease operations at such property.

SECTION 4.15. Contracts.  (a) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 4.15 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of (i) each agreement, Contract, understanding, or undertaking to which the Company or any of the Company Subsidiaries is a party that (A) restricts the ability of the Company or the Company Subsidiaries to compete in any business or with any Person in any geographical area in a manner that is material to the Company and the Company Subsidiaries, taken as a whole or (B) would restrict in any respect the ability of Parent or any of the Parent Subsidiaries to compete in any business or with any Person in any geographical area after the Effective Time, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred, other than any such agreement between or among the Company and the wholly owned Company Subsidiaries, (iii) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, material to the Company and the Company Subsidiaries, taken as a whole, and (iv) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, other than in the ordinary course of business, of any material business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement).  Each agreement, Contract, understanding or undertaking of the type described in this Section 4.15(b) and each Filed Company Contract is referred to herein as a “Company Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract (including, for purposes of this Section 4.15(c), any Contract entered into after the date of this Agreement that would have been a Company Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Company Material Contract is in full force and effect and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Company Material Contract and, to the Knowledge of the Company, no other party to any such Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 4.16. Properties.  (a) The Company and each Company Subsidiary has good and valid title to, and with respect to real property owned by the Company or any Company Subsidiary, insurable fee simple interest in, or valid license or leasehold interests in, all their respective properties and assets (the “Company Properties”) except (i) for Liens permitted by the penultimate sentence of this Section 4.16(a) and (ii) in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of the Company and the Company Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  All of the Company Properties owned by the Company or any Company Subsidiary are owned free and clear of all Liens, except for (i) Liens on material Company Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material Company Property to which they relate in the conduct of the Company and the Company Subsidiaries as presently conducted, (ii) Permitted Liens and (iii) Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  This Section 4.16(a) does not relate to Intellectual Property Rights matters, which are the subject of Section 4.17.

(b) The Company and each of the Company Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties (the “Company Leases”), and all the Company Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each Company Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the Company Leases, except for (i) such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of the Company’s and the Company Subsidiaries’ business as presently conducted and (ii) failures to have such possession of properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.17. Intellectual Property.  The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent applications, trademarks, trademark rights, trade names, service marks, copyrights, trade secrets, designs, domain names, data, databases, processes, methods, schematics, technology, software, know-how, documentation, and other intellectual property rights (collectively, “Intellectual Property Rights”) as used in their business as presently conducted, except where the failure to own or have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  No actions, suits or other proceedings are pending or, to the Knowledge of the Company, threatened that allege that the Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating any Person’s Intellectual Property Rights, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Right owned by the Company or any of the Company Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.  Since January 1, 2012, no prior or current employee or officer or any prior or current consultant or contractor of the Company or any of the Company Subsidiaries has asserted or, to the Knowledge of the Company, has any ownership in any Intellectual Property Rights owned by the Company or any of the Company Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.18. Labor Matters.  As of the date of this Agreement, Section 4.18 of the Company Disclosure Letter sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of the Company or any of the Company Subsidiaries.  To the Knowledge of the Company, as of the date of this Agreement, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  To the Knowledge of the Company, as of the date of this Agreement, there are no material organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary.  None of the Company or any of the Company Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of the Company or any of the Company Subsidiaries, except for any breaches or failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  There are no written grievances or written complaints by represented employees of the Company or its Subsidiaries and, to the Knowledge of the Company, no such grievances or complaints are threatened, in each case, that individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent true and complete copies of all collective bargaining agreements and other material labor union contracts (including all amendments thereto) applicable to any employees of the Company or any Company Subsidiary (the “Company CBAs”).  Except as otherwise set forth in the Company CBAs, neither the Company nor any Company Subsidiary (a) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Transactions or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (b) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Company CBAs.  Except for the labor organizations identified in the Company CBAs, no labor organization or group of employees represents or purports to represent any employees of the Company or any of the Company Subsidiaries with respect to their service to the Company or any of the Company Subsidiaries.

SECTION 4.19. Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.  Prior to the execution of this Agreement, the Company has furnished to Parent true and complete copies of all agreements between or among the Company and the Company Financial Advisor relating to the Transactions.

SECTION 4.20. Opinion of Financial Advisor.  The Company Board has received an opinion from the Company Financial Advisor to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Exchange Ratio in the Merger was fair, from a financial point of view, to the holders of Company Common Stock.  Promptly after the execution of this Agreement, the Company will furnish Parent, solely for informational purposes, a true and complete copy of the written opinion of the Company Financial Advisor.

SECTION 4.21. Insurance.  Each of the Company and the Company Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each insurance policy of the Company or any Company Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purported to be in effect, and (ii) neither the Company nor any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.  There is no claim by the Company or any of the Company Subsidiaries pending under any such policies that (a) to the Knowledge of the Company, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would constitute a Company Material Adverse Effect.

SECTION 4.22. Affiliate Transactions.  Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Company SEC Documents or (ii) the Company Benefits Plans, Section 4.22 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of the Company, (y) Person that, to the Knowledge of the Company, is the record or beneficial owner of more than 5% of the shares of Company Common Stock as of the date hereof or (z) to the Knowledge of the Company, any affiliate of any such executive officer, director or owner (other than the Company or any of the Company Subsidiaries).

SECTION 4.23. No Other Representations or Warranties.  Except for the representations and warranties contained in Article III, the Company acknowledges that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any representation or warranty with respect to: (i) any projections, estimates or budgets delivered or made available to the Company or any of its affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and the Parent Subsidiaries or (ii) the future business and operations of Parent and the Parent Subsidiaries, including in the case of (i) and (ii) with respect to any information, documents, projections, forecasts or other material made available to the Company or its affiliates and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, and the Company has not relied on any such information or any representation or warranty not set forth in Article III.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business.  (a) Conduct of Business by Parent.  Except for matters set forth in Section 5.01(a) of the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall, and shall cause each Parent Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees.  In addition, and without limiting the generality of the foregoing, except for matters set forth in the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends of $0.40 per share of Parent Common Stock payable by Parent in respect of shares of Parent Common Stock with declaration, record and payment dates consistent with past practice and in accordance with Parent’s current dividend policy and (y) dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (3) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (except for transactions among Parent and wholly owned Parent Subsidiaries and for any liens in favor of the administrative agent under Parent’s existing credit agreement) (A) any shares of capital stock of Parent or any Parent Subsidiary (other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options and the vesting or delivery of other awards pursuant to the Parent Stock Plans), (B) any other equity interests or voting securities of Parent or any Parent Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (E) any rights issued by Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary, (F) any Parent Voting Debt, or (G) any Parent Preferred Stock, except, in each case (A)-(F), for grants of awards pursuant to and in accordance with the Parent Stock Plans;

(iii) amend the Parent Articles or the Parent By-laws, except as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(v) (A) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice or any transaction solely between Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries), other than any of the foregoing that would not reasonably be expected to delay or make it more difficult to obtain any authorization, consent or approval required in connection with the Merger and that would not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement, including the Merger or (B) solicit or enter into any transaction or Contract requiring (including because conditioned upon), or reasonably expected to cause, Parent to abandon, terminate, materially delay or not consummate the Transactions, or requiring, or reasonably expected to cause, Parent to fail to comply in any material respect with this Agreement;

(vi) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Transactions or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Transactions in accordance with the terms of the applicable Transaction Agreements or materially delay such consummation; or

(vii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Conduct of Business by the Company.  Except for matters set forth in Section 5.01(b) of the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees.  In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (3) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (except for transactions among the Company and wholly owned Company Subsidiaries and for any liens in favor of the administrative agent under the Company’s existing credit agreement) (A) any shares of capital stock of the Company or any Company Subsidiary (other than the issuance of Company Common Stock upon the exercise of the Company Stock Options and the Company SARs and the vesting or delivery of other awards pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement or as may be granted in accordance with the terms of this Agreement), (B) any other equity interests or voting securities of the Company or any Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary, (F) any Company Voting Debt or (G) any Company Preferred Stock, except, in each case (A) – (F), for Company RSUs (other than “Matching RSUs” (as defined in the Company’s Management Deferred Compensation Plan)) to the extent required to be granted to employees and directors of the Company with respect to deferral elections pursuant to and in accordance with the Company’s Management Deferred Compensation Plan as in effect as of the date of this Agreement;

(iii) (A) amend the Company Charter or the Company By-laws or (B) amend in any material respect the charter or organizational documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) (A)(1) grant to any current or former (a) director of the Company, (b) director of any Company Subsidiary (in his or her capacity as a director of a Company Subsidiary), (c) executive officer of the Company or (d) officer or employee of the Company or any Company Subsidiary who is a party to a Change in Control Severance Agreement or a participant in or party to any plan, program, policy, agreement or arrangement that provides for severance or similar payments in an amount equal to or in excess of one year’s salary to be made upon or following a change in control or similar event (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (each such officer or employee, a “Change in Control Individual”), in each case, any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement (or any Company Benefit Plan entered into, adopted or amended following the date hereof to the extent permitted by Section 5.01(b)(iv)(D)), or (2) grant to any director of a Company Subsidiary (other than in his or her capacity as a director), or any officer or employee of the Company or any Company Subsidiary not described in Section 5.01(b)(iv)(A)(1), in each case, any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except in the ordinary course of business consistent with past practice or to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement (or any Company Benefit Plan entered into, adopted or amended following the date hereof to the extent permitted by Section 5.01(b)(iv)(D)), (B) engage in promotions of employees, fill open employee positions or modify employee job descriptions, except in each case in the ordinary course of business consistent with past practice, (C) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, or except to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement (or any Company Benefit Plan entered into, adopted or amended following the date hereof to the extent permitted by Section 5.01(b)(iv)(D)), or (D) enter into or adopt any material Company Benefit Plan or amend in any material respect any material Company Benefit Plan or any award issued thereunder, except for any amendments in the ordinary course of business consistent with past practice or as necessary to comply with applicable Law (including Section 409A of the Code);

(v) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice or any transaction solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, in each case, in the ordinary course of business consistent with past practice) if the amount of the consideration paid or transferred by the Company and the Company Subsidiaries in connection with any such transactions would exceed $1,000,000 individually or $5,000,000 in the aggregate;

(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that individually have a fair market value in excess of $1,000,000 or in the aggregate have a fair market value in excess of $5,000,000, except (A) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (B) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice or (C) in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii) and guarantees thereof and for any transactions among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $5,000,000 in the aggregate; (B) Indebtedness in replacement of existing Indebtedness, provided that the execution, delivery, and performance of this Agreement and the consummation of the Transactions shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of a material benefit under, or result in the creation of any Lien, under such replacement Indebtedness; (C) guarantees by the Company of Indebtedness of any wholly owned Company Subsidiary and guarantees by any Company Subsidiary of Indebtedness of the Company or any other wholly owned Company Subsidiary, in each case, in the ordinary course of business consistent with past practice, (D) intercompany Indebtedness among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice or (E) making borrowings under the Company’s revolving credit facility (as existing on the date hereof) in the ordinary course of business consistent with past practice; provided, however, that the Company shall coordinate with Parent in order to minimize the cost of repaying such borrowings at Closing, including with respect to any breakage costs;

(ix) make, or agree or commit to make, any capital expenditure except for capital expenditures (A) in accordance with the capital plans for 2014 set forth in Section 5.01(b)(ix) of the Company Disclosure Letter, (B) as required by a Governmental Entity or (C) in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(x) (A) enter into or amend any Contract if such Contract or amendment of a Contract would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions or (B) solicit or enter into any transaction or Contract requiring (including because conditioned upon), or reasonably expected to cause, the Company to abandon, terminate, materially delay or not consummate the Transactions, or requiring, or reasonably expected to cause, the Company to fail to comply in any material respect with this Agreement;

(xi) enter into any new, or amend any, material Contract to the extent that, as a result of such entry or amendment, consummation of the Merger or compliance by the Company or any Company Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under, or require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii) enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other labor union Contract applicable to the employees of the Company or any of the Company Subsidiaries, other than modifications, amendments, extensions, renewals, replacements or terminations of such Contracts in the ordinary course of business consistent with past practice;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of the Company or any of the Company Subsidiaries other than the payment of monetary damages (a) equal to or less than the amounts reserved with respect thereto on the Filed Company SEC Documents or (b) not in excess of $1,000,000 in the aggregate;

(xiv) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material trademarks, trademark rights, trade names or service marks owned by or exclusively licensed to the Company or any Company Subsidiary, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Affiliates with respect to trademarks, trademark rights, trade names or service marks owned by any third party, in each case other than in the ordinary course of business consistent with past practice;

(xv) other than in the ordinary course of business, materially amend or modify any Company Material Contract or enter into, materially amend or modify any Contract that would be a Company Material Contract if it had been entered into prior to the date of this Agreement;

(xvi) change any material method of Tax accounting, settle any material claim, action or proceeding relating to Taxes or make any material Tax election, in each case except for such actions taken in the ordinary course of business consistent with past practice;

(xvii) enter into any new line of business outside of its existing business;

(xviii) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Transactions or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Transactions in accordance with the terms of the applicable Transaction Agreements or materially delay such consummation;

(xix) dissolve or liquidate any Company Subsidiary; or

(xx) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c) Control of Operations.  Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time.

SECTION 5.02. No Solicitation by the Company; Company Recommendation.  (a) Except as otherwise provided in this Agreement, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate, any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Company Takeover Proposal) with respect to, any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal.  The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.  Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Company Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably expected to result in a Superior Company Proposal, and which Company Takeover Proposal did not result from a breach of this Section 5.02(a) or the Letter Agreement, the Company, and its Representatives at the request of the Company may, subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to “standstill” provisions), and (y) participate in discussions regarding the terms of such Company Takeover Proposal and the negotiation of such terms with, and only with, the Person or Persons making such Company Takeover Proposal (and such Person’s or Persons’ Representatives and financing sources).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Affiliates of the Company or any of its or their Representatives shall constitute a breach of this Section 5.02(a) by the Company.

(b) Except as set forth in this Section 5.02, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Parent), or propose publicly to withdraw (or modify in any manner adverse to Parent), the Company Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal (any action in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt, or propose publicly to adopt, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than a confidentiality agreement referred to in Section 5.02(a)) relating to any Company Takeover Proposal.  Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may (1) make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(h), in each case following receipt of a Company Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.02(a) or the Letter Agreement and that the Company Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes a Superior Company Proposal or (2) make a Company Adverse Recommendation Change in response to a Company Intervening Event, in each case referred to in the foregoing clauses (1) and (2), only if the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its rights to make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(h) unless (i) the Company delivers to Parent a written notice (a “Company Notice”) advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Company Proposal, the terms and conditions of any Superior Company Proposal that is the basis of the proposed action by the Company Board and (ii) on or after the Applicable Time on the fourth Business Day following the day on which Parent received the Company Notice (it being understood that for purposes of calculating such four Business Days, the first Business Day shall be the first Business Day after the date of such receipt), the Company reaffirms in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) such Company Takeover Proposal continues to constitute a Superior Company Proposal or such Company Intervening Event remains in effect and (B) the failure to make a Company Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term of such Superior Company Proposal shall require a new Company Notice and a new three Business Day period (it being understood that any such three Business Day period shall be calculated in the same manner as the initial four Business Day period)).  In determining whether to make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(h), the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Company Notice or otherwise, and if requested by Parent, the Company shall engage in good faith negotiations with Parent regarding any changes to the terms of this Agreement proposed by Parent.  The Company shall provide Parent with written information describing any Company Intervening Event that would reasonably be expected to entitle the Company to make a Company Adverse Recommendation Change pursuant to this Section 5.02 in reasonable detail promptly after becoming aware of it, and shall keep Parent reasonably informed of material developments with respect to such Company Intervening Event.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly, and in any event within 24 hours of the Company obtaining Knowledge of the receipt thereof, advise Parent in writing of any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal (including any changes thereto) and the identity of the Person making any such Company Takeover Proposal.  The Company shall (i) keep Parent informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms thereof) of any Company Takeover Proposal and (ii) provide to Parent as soon as practicable after receipt or delivery thereof all drafts of agreements relating to any Company Takeover Proposal and any written proposals containing any material terms of a Company Takeover Proposal or a counterproposal to a Company Takeover Proposal, in each case exchanged between any of the Company or any of its Subsidiaries or any of their Representatives, on the one hand, and the Person making any such Company Takeover Proposal or any of its Affiliates or any of their Representatives, on the other hand.  If Parent requests, the information required to be provided in clause (i) above shall be provided on a daily basis pursuant to a phone call between senior representatives of outside counsel or financial advisors of the parties to be held at mutually agreeable times; provided, however, that such phone calls need not be longer than 30 minutes on any given day; and provided further that nothing in this sentence shall in any way expand or otherwise change the Company’s obligations contained in clause (i) above.

(d) Nothing contained in this Section 5.02 shall prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b).

(e) For purposes of this Agreement:

“Company Takeover Proposal” means any bona fide proposal or offer (whether or not in writing) from a third party (other than Parent or Merger Sub or any of their respective Subsidiaries) with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any Company Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the total outstanding voting power of the Company, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Company Common Stock or (v) combination of the foregoing (in each case, other than the Transactions).

“Superior Company Proposal” means any bona fide written offer from a third party (other than Parent or Merger Sub or any of their respective Subsidiaries) that, if consummated, would result in such Person (or, in the case of a direct merger between such Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Company Board (after consultation with outside counsel and a financial advisor of nationally recognized reputation), is more favorable to the stockholders of the Company than the Transactions (taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Company Proposal or otherwise)).

SECTION 5.03. No Solicitation by Parent; Parent Recommendation.

(a) Except as otherwise provided in this Agreement, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective Representatives to, (i) directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate, any Parent Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Parent Takeover Proposal, or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Parent Takeover Proposal) with respect to, any Parent Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Parent Takeover Proposal.  Parent shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Parent Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.  Notwithstanding the foregoing, at any time prior to obtaining the Parent Shareholder Approval, in response to a bona fide written Parent Takeover Proposal that the Parent Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably expected to result in a Superior Parent Proposal, and which Parent Takeover Proposal did not result from a breach of this Section 5.03(a), Parent, and its Representatives at the request of Parent may, subject to compliance with Section 5.03(c), (x) furnish information with respect to Parent and the Parent Subsidiaries to the Person making such Parent Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to the Company or is provided to the Company prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to “standstill” provisions), and (y) participate in discussions regarding the terms of such Parent Takeover Proposal and the negotiation of such terms with, and only with, the Person or Persons making such Parent Takeover Proposal (and such Person’s or Persons’ Representatives and financing sources).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Affiliates of Parent or any of its or their Representatives shall constitute a breach of this Section 5.03(a) by Parent.

(b) Except as set forth in this Section 5.03, neither the Parent Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to the Company), or propose publicly to withdraw (or modify in any manner adverse to the Company), the Parent Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Parent Takeover Proposal (any action in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) or (ii) adopt, or propose publicly to adopt, or allow Parent or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than a confidentiality agreement referred to in Section 5.03(a)) relating to any Parent Takeover Proposal.  Notwithstanding the foregoing, at any time prior to obtaining the Parent Shareholder Approval, the Parent Board may (1) make a Parent Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(i), in each case following receipt of a Parent Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.03(a) and that the Parent Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes a Superior Parent Proposal or (2) make a Parent Adverse Recommendation Change in response to a Parent Intervening Event, in each case referred to in the foregoing clauses (1) and (2), only if the Parent Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Parent shall not be entitled to exercise its rights to make a Parent Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(i) unless (i) Parent delivers to the Company a written notice (a “Parent Notice”) advising the Company that the Parent Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Parent Proposal, the terms and conditions of any Superior Parent Proposal that is the basis of the proposed action by the Parent Board and (ii) on or after the Applicable Time on the fourth Business Day following the day on which the Company received the Parent Notice (it being understood that for purposes of calculating such four Business Days, the first Business Day shall be the first Business Day after the date of such receipt), Parent reaffirms in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) such Parent Takeover Proposal continues to constitute a Superior Parent Proposal or such Parent Intervening Event remains in effect and (B) the failure to make a Company Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term of such Superior Parent Proposal shall require a new Parent Notice and a new three Business Day period (it being understood that any such three Business Day period shall be calculated in the same manner as the initial four Business Day period)).  In determining whether to make a Parent Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(i), the Parent Board shall take into account any changes to the terms of this Agreement proposed by the Company in response to a Parent Notice or otherwise, and if requested by the Company, Parent shall engage in good faith negotiations with the Company regarding any changes to the terms of this Agreement proposed by the Company.  Parent shall provide the Company with written information describing any Parent Intervening Event that would reasonably be expected to entitle Parent to make a Parent Adverse Recommendation Change pursuant to this Section 5.03 in reasonable detail promptly after becoming aware of it, and shall keep the Company reasonably informed of material developments with respect to such Parent Intervening Event.

(c) In addition to the obligations of Parent set forth in paragraphs (a) and (b) of this Section 5.03, Parent shall promptly, and in any event within 24 hours of Parent obtaining Knowledge of the receipt thereof, advise the Company in writing of any Parent Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Parent Takeover Proposal, the material terms and conditions of any such Parent Takeover Proposal (including any changes thereto) and the identity of the Person making any such Parent Takeover Proposal.  Parent shall (i) keep the Company informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms thereof) of any Parent Takeover Proposal and (ii) provide to the Company as soon as practicable after receipt or delivery thereof all drafts of agreements relating to any Parent Takeover Proposal and any written proposals containing any material terms of a Parent Takeover Proposal or a counterproposal to a Parent Takeover Proposal, in each case exchanged between any of Parent or any of its Subsidiaries or any of their Representatives, on the one hand, and the Person making any such Parent Takeover Proposal or any of its Affiliates or any of their Representatives, on the other hand.  If the Company requests, the information required to be provided in clause (i) above shall be provided on a daily basis pursuant to a phone call between senior representatives of outside counsel or financial advisors of the parties to be held at mutually agreeable times; provided, however, that such phone calls need not be longer than 30 minutes on any given day; and provided further that nothing in this sentence shall in any way expand or otherwise change Parent’s obligations contained in clause (i) above.

(d) Nothing contained in this Section 5.03 shall prohibit Parent from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, that in no event shall Parent or the Parent Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.03(b).

(e) For purposes of this Agreement:

“Parent Takeover Proposal” means any bona fide proposal or offer (whether or not in writing) from a third party (other than the Company or any of its Subsidiaries) with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Parent or any Parent Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly

(including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Parent Subsidiary or otherwise) of any business or assets of Parent or the Parent Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Parent and the Parent Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the total outstanding voting power of Parent, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Parent Common Stock or (v) combination of the foregoing (in each case, other than the Transactions).

“Superior Parent Proposal” means any bona fide written offer from a third party (other than the Company or any of its Subsidiaries) that, if consummated, would result in such Person (or, in the case of a direct merger between such Person and Parent, the stockholders of such Person) acquiring, directly or indirectly, more than 50% of the voting power of the Parent Common Stock or all or substantially all the assets of Parent and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Parent Board (after consultation with outside counsel and a financial advisor of nationally recognized reputation), is more favorable to the shareholders of Parent than the Transactions (taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any changes to the terms of this Agreement proposed by the Company in response to such Superior Parent Proposal or otherwise)).

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Form S-4 and the Joint Proxy Statement; Company Stockholders Meeting and Parent Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the shareholders of Parent and the stockholders of the Company relating to the Parent Shareholders Meeting and the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing.  Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein.  Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand.  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.  Each of the Company and Parent shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Each of the Company and Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.

(b) If prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Parent shall promptly notify the Company of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s shareholders and the Company’s stockholders.  Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s shareholders and the Company’s stockholders.  Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) Parent shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Parent Shareholders Meeting for the sole purpose of seeking the Parent Shareholder Approval.  Parent shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Parent’s shareholders and to hold the Parent Shareholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and (ii) subject to Section 5.03(b), solicit the Parent Shareholder Approval.  Parent shall, through the Parent Board, recommend to its shareholders that they give the Parent Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 5.03(b).  Notwithstanding the foregoing provisions of this Section 6.01(d), if on a date for which the Parent Shareholders Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Shareholders Meeting, provided that the Parent Shareholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Parent Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).  Parent agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Parent Takeover Proposal, by the making of any Parent Adverse Recommendation Change by the Parent Board or the occurrence of a Parent Intervening Event.

(e) The Company shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Company Stockholders Meeting for the sole purpose of seeking the Company Stockholder Approval.  The Company shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act and to hold the Company Stockholders Meeting as soon as reasonably practicable after the Form S-4 becomes effective and (ii) subject to Section 5.02(b), solicit the Company Stockholder Approval.  The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 5.02(b).  Notwithstanding the foregoing provisions of this Section 6.01(e), if on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholders Meeting, provided that the Company Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).  The Company agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal, by the making of any Company Adverse Recommendation Change by the Company Board or the occurrence of a Company Intervening Event.

(f) The parties shall use their reasonable best efforts to hold the Company Stockholders Meeting and the Parent Shareholders Meeting on the same day at the same time.

(g) Parent, as sole shareholder of Merger Sub, has, in connection with the execution and delivery of this Agreement by each of the parties hereto, approved this Agreement.

SECTION 6.02. Access to Information; Confidentiality.  (a) Subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to Parent’s Representatives reasonable access, upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request in connection with this Agreement and the transactions contemplated hereby, including for purposes of any business planning (including for post-Closing periods) and integration; provided, however, that the Company (i) shall not be required to afford such access if it would unreasonably disrupt the operations of the Company, (ii) may withhold any document or information the disclosure of which would cause a violation of any agreement to which the Company or such Company Subsidiary is a party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) and (iii) may withhold any document or information the disclosure of which would be reasonably likely to risk a loss of legal privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of legal privilege).  If any material is withheld by the Company pursuant to the immediately preceding sentence, the Company shall, to the extent possible without violating an agreement or risking a loss of legal privilege, inform Parent as to the general nature of what is being withheld.  All information exchanged pursuant to this Section 6.02(a) shall be subject to the confidentiality agreement dated August 29, 2013 between Parent and the Company (the “Confidentiality Agreement”).

(b) Subject to applicable Law, Parent shall, and shall cause each of the Parent Subsidiaries to, afford to the Company and to the Company’s Representatives reasonable access, upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, Parent shall, and shall cause each of the Parent Subsidiaries to, furnish promptly to the Company all information concerning its business, properties and personnel as the Company may reasonably request in connection with this Agreement and the transactions contemplated hereby; provided, however, that Parent (i) shall not be required to afford such access if it would unreasonably disrupt the operations of Parent, (ii) may withhold any document or information the disclosure of which would cause a violation of any agreement to which Parent or such Parent Subsidiary is a party (provided that Parent shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) and (iii) may withhold any document or information the disclosure of which would be reasonably likely to risk a loss of legal privilege (provided that Parent shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of legal privilege).  If any material is withheld by Parent pursuant to the immediately preceding sentence, Parent shall, to the extent possible without violating an agreement or risking a loss of legal privilege, inform the Company as to the general nature of what is being withheld.  All information exchanged pursuant to this Section 6.02(b) shall be subject to the Confidentiality Agreement.

SECTION 6.03. Required Actions.  (a) Each of the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the Transactions.

(b) In connection with and without limiting Section 6.03(a), the Company and the Company Board and Parent and the Parent Board shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transaction Agreements or the Transactions and (y) if any state takeover statute or similar statute or regulation becomes applicable to the Transaction Agreements or the Transactions, take all action reasonably appropriate to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the applicable Transaction Agreements.

(c) In connection with and without limiting Section 6.03(a), Parent and the Company shall cooperate in good faith to seek to obtain all consents, approvals and waivers required by the terms of any material Contracts with third parties or material Permits in connection with the transactions contemplated hereby.

(d) In connection with and without limiting Section 6.03(a), the Company and Parent shall promptly enter into discussions with the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated by this Agreement in order to obtain all such required Consents or nonactions from such Governmental Entities, in each case with respect to the Merger, so as to enable the

Closing to occur as soon as reasonably possible, and in any event no later than the End Date.  To the extent necessary in order to accomplish the foregoing and subject to the limitations set forth in Section 6.03(f), the Company and Parent shall use their respective reasonable best efforts to jointly negotiate, commit to and effect, by consent decree, hold separate order, condition or approval or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation of, or requirements or undertakings with respect to the conduct by the Company, Parent or any of their respective Subsidiaries of, any portion of the business, properties or assets of the Company, Parent or any of their respective Subsidiaries; provided, however, that neither Parent nor the Company shall be required pursuant to this Section 6.03(d) to commit to or effect any action, prohibition, limitation, requirement or undertaking that is not conditioned upon the consummation of the Merger or that would or would reasonably be expected to have a Substantial Detriment.  If the actions taken by Parent and the Company pursuant to the immediately preceding sentence do not result in the conditions set forth in Sections 7.01(c) and (d) being satisfied, then, during the term of this Agreement, each of Parent and the Company shall use their reasonable best efforts to initiate or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action by any Governmental Entity to prevent or enjoin the consummation of the Transactions or (ii) take such action as necessary to overturn any regulatory action by any Governmental Entity to block consummation of the Transactions, including by defending any suit, action or other legal proceeding brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Legal Restraint resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 7.01(c) or (d) not to be satisfied.

(e) In connection with and without limiting the generality of the foregoing, each of Parent and the Company shall:

(i) make or cause to be made as promptly as reasonably practicable (and in any event no later than 15 Business Days following the date of this Agreement), in consultation and cooperation with the other, all filings required under the HSR Act relating to the Merger;

(ii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.03(d);

(iii) give the other reasonable prior notice of any such registration, declaration, submission, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 6.03(d) and in this Section 6.03(e)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, submission, notice, filing or communication;

(iv) use its reasonable best efforts to respond as promptly as reasonably practicable to any inquiries or requests received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws for additional information or documentary material in connection with antitrust, competition, trade regulation or similar matters (including a “second request” under the HSR Act), and not extend any waiting period under the HSR Act or enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; and

(v) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.03(d) and in this Section 6.03(e)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger, subject to redaction of competitively sensitive information, valuation material or information subject to attorney client privilege.

(f) Notwithstanding anything else contained herein but subject to the proviso of the second sentence of Section 6.03(d), the provisions of this Section 6.03 shall not be construed to require the Company, Parent or their respective Subsidiaries to offer, take, commit to or accept any action, restrictions or limitations of or on the Company, Parent or their respective Subsidiaries, or to permit such actions, restrictions or limitations without the prior written consent of the other party, if such actions, restrictions or limitations, individually or in the aggregate, would or would reasonably be expected to result in a Substantial Detriment.

SECTION 6.04. Stock Plans.

(a) Each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holders thereof, vest and be converted into a Parent Stock Option on the same terms and conditions (except as provided in this Section 6.04(a)) as were applicable under such Company Stock Option immediately prior to the Effective Time, to purchase (i) that number of shares of Parent Common Stock equal to the product determined by multiplying (A) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) at a per-share exercise price equal to the quotient determined by dividing (A) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio, and rounding the resulting per-share exercise price up to the nearest whole cent.

(b) Each Company SAR granted, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holders thereof, vest and be converted into a stock appreciation right (a “Parent SAR”), on the same terms and conditions (except as provided in this Section 6.04(b)) as were applicable under such Company SAR immediately prior to the Effective Time, corresponding to (i) that number of shares of Parent Common Stock equal to the product determined by multiplying (A) the total number of shares of Company Common Stock corresponding to such Company SAR immediately prior to the Effective Time by (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) at a per-share base price equal to the quotient determined by dividing (A) the base price per share of Company Common Stock corresponding to such Company SAR immediately prior to the Effective Time by (B) the Exchange Ratio, and rounding the resulting per-share base price up to the nearest whole cent.

(c) Effective as of the Effective Time, each Company RSU (other than a Company Rollover RSU) shall, as of the Effective Time, whether or not then vested or free of conditions to payment, vest and automatically and without any action on the part of the holder thereof, be converted, into the right to receive from Parent, a number of shares of Parent Common Stock (and cash in lieu of fractional shares to be paid by the Surviving Company to the holder) equal to the product determined by multiplying (i) the total number of shares of Company Common Stock subject to such Company RSU by (ii) the Exchange Ratio and be settled within ten Business Days following the Effective Time.  For purposes of this Section 6.04(c), with respect to any Company RSU that is subject to performance goals, the vesting provided for in this Section 6.04(c) shall be based on the deemed achievement in full of such performance goals (i.e., the award shall vest with respect to 100% of the shares underlying the award).

(d) Effective as of the Effective Time, each Company Rollover RSU shall, as of the Effective Time, be converted into restricted share units, otherwise on the same terms and conditions as were applicable under such Company Rollover RSU immediately prior to the Effective Time, with respect to a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Rollover RSU immediately prior to the Effective Time by the Exchange Ratio; provided that any fractional share of Parent Common Stock resulting therefrom shall be rounded down to the nearest whole share.

(e) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall pass resolutions to effect the foregoing provisions of this Section 6.04.

(f) As soon as practicable after the Effective Time, Parent shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 6.04.

SECTION 6.05. Indemnification, Exculpation and Insurance.  (a) From and after the Effective Time, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation of each former and present director or officer of the Company or any Company Subsidiary and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any Company Subsidiary (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) as in effect on the date of this Agreement or in any agreement, a true and complete copy of which agreement has been provided by the Company to Parent prior to the date hereof, to which the Company or any of its Subsidiaries is a party, shall survive the Merger and continue in full force and effect in accordance with their terms.  For a period of six years from the Effective Time, Parent shall, and shall cause the Surviving Company to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s articles of incorporation and by-laws or other organization documents in effect immediately prior to the Effective Time or in any agreement, a true and complete copy of which agreement has been provided by the Company to Parent prior to the date hereof, to which the Company or any of its Subsidiaries is a party, in each case in effect immediately prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Company’s articles of incorporation and by-laws set forth in Exhibit A and Exhibit B in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Company Indemnified Party; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) At and after the Effective Time, Parent shall indemnify and hold harmless (and advance funds in respect of the foregoing) each Company Indemnified Party to the fullest extent permitted under applicable Law against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, an “Action”), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time.  Parent and the Surviving Company shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time by the Company and its Subsidiaries from a carrier with comparable or better credit ratings to the Company’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time, except that in no event shall Parent be required to pay an annual premium for such insurance in excess of 250% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2012 (the “Maximum Amount”); provided, however, that if such insurance can only be obtained at an annual premium in excess of the Maximum Amount, Parent shall obtain the most advantageous policy of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount.  In lieu of the foregoing, the Company may in its discretion purchase, and Parent may in its discretion purchase if the Company declines to do so, a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy covering the six-year period from and after the Effective Time from a carrier with comparable or better credit ratings to the Company’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time, provided that without the Parent’s consent, the cost of such “tail” policy shall not exceed the Maximum Amount.

(d) In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Company shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, assume the obligations set forth in this Section 6.05.

(e) The provisions of this Section 6.05 shall (i) survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 6.06. Fees and Expenses.  (a) Except as provided in Section 6.06(b), 6.06(c) and 6.06(d), all fees and expenses incurred in connection with the Transaction Agreements and the Transactions shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) The Company shall pay to Parent the Company Termination Fee if:

(i) Parent terminates this Agreement pursuant to Section 8.01(e); provided that if either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(i) (solely in the event that the Company Stockholders Meeting has not occurred at least five Business Days prior to such time) or Section 8.01(b)(iv) at any time after Parent would have been permitted to terminate this agreement pursuant to Section 8.01(e), this Agreement shall be deemed terminated pursuant to Section 8.01(e) for purposes of this Section 6.06(b)(i);

(ii) the Company terminates this Agreement pursuant to Section 8.01(h); or

(iii) (A) this Agreement is terminated pursuant to Section 8.01(b)(i) (solely in the event that the Company Stockholders Meeting has not occurred at least five Business Days prior to such time), Section 8.01(b)(iv) or Section 8.01(d), (B) after the date hereof, but prior to the date of the Company Stockholders Meeting (in the case of Section 8.01(b)(iv)) or prior to the date this Agreement is terminated (in the case of Section 8.01(b)(i) or Section 8.01(d)), a third party has made a Company Takeover Proposal that has become known to the public or a third party has publicly announced an intention to make a Company Takeover Proposal, and (C) within 12 months of such termination, the Company enters into a definitive Contract to consummate any Company Takeover Proposal or any Company Takeover Proposal is consummated.  For the purposes of Section 6.06(b)(iii)(C) only, the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(e) except that all references to “20%” therein shall be deemed to be references to “50%”.

(c) Parent shall pay to the Company the Parent Termination Fee if:

(i) the Company terminates this Agreement pursuant to Section 8.01(f); provided that if either the Company or Parent terminates this

Agreement pursuant to Section 8.01(b)(i) (solely in the event that the Parent Shareholders Meeting has not occurred at least five Business Days prior to such time) or Section 8.01(b)(iii) at any time after the Company would have been permitted to terminate this agreement pursuant to Section 8.01(f), this Agreement shall be deemed terminated pursuant to Section 8.01(f) for purposes of this Section 6.06(c)(i);

(ii) Parent terminates this Agreement pursuant to Section 8.01(i); or

(iii) (A) this Agreement is terminated pursuant to Section 8.01(b)(i) (solely in the event that the Parent Shareholders Meeting has not occurred at least five Business Days prior to such time), Section 8.01(b)(iii) or Section 8.01(c), (B) after the date hereof, but prior to the date of the Parent Shareholders Meeting (in the case of Section 8.01(b)(iii)) or prior to the date this Agreement is terminated (in the case of Section 8.01(b)(i) or Section 8.01(c)), a third party has made a Parent Takeover Proposal that has become known to the public or a third party has publicly announced an intention to make a Parent Takeover Proposal, and (C) within 12 months of such termination, Parent enters into a definitive Contract to consummate any Parent Takeover Proposal or any Parent Takeover Proposal is consummated.  For the purposes of Section 6.06(c)(iii)(C) only, the term “Parent Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(e) except that all references to “20%” therein shall be deemed to be references to “50%”.

(d) Parent shall pay to the Company the Reverse Termination Fee, if this Agreement is terminated pursuant to Section 8.01(b)(i) and at the time of such termination all of the conditions set forth in Sections 7.01 and 7.02 have been satisfied or waived (or with respect to the conditions set forth in Section 7.01(b) and 7.02(e) and the conditions that by their nature are to be satisfied at the Closing) were capable of being satisfied or would have been so satisfied if the Closing would have occurred) except for any conditions set forth in (w) Section 7.01(c), (x) Section 7.01(d) (if the failure of such condition is due to a Legal Restraint relating to antitrust Laws), (y) Section 7.01(e) (if a primary reason for the failure of such condition is due to (i) a breach by Parent of its obligations under this Agreement or (ii) the failure to obtain approval or clearance for the Merger under antitrust Laws) or (z) Section 7.02(d).

(e) Any Company Termination Fee, Parent Termination Fee or Reverse Termination Fee due under Section 6.06(b), 6.06(c) or 6.06(d) shall be paid by wire transfer of same-day funds (x) in the case of Section 6.06(b)(i), 6.06(b)(ii), 6.06(c)(i), 6.06(c)(ii) or 6.06(d), on the Business Day immediately following the date of termination of this Agreement and (y) in the case of Section 6.06(b)(iii) or 6.06(c)(iii), on the date of the first to occur of the events referred to in Section 6.06(b)(iii)(C) or 6.06(c)(iii)(C), as applicable.

(f) Parent and the Company acknowledge and agree that the agreements contained in Section 6.06(b), 6.06(c) and 6.06(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements,

Parent and the Company would not have entered into this Agreement.  Accordingly, if either party fails promptly to pay the amount due pursuant to Section 6.06(b), 6.06(c) or 6.06(d), as applicable, and, in order to obtain such payment, the other party commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Company or Parent, as applicable, shall pay to the other party such payment and its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.  In no event shall either party be obligated to pay more than one termination fee pursuant to this Section 6.06.

SECTION 6.07. Certain Tax Matters.  (a) The Company, Parent and Merger Sub shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by not taking any action (or failing to take any action) that is reasonably likely to prevent or impede such qualification.  Parent will report the Transactions in a manner consistent with such qualification.

(b)

(i) The Company shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz, special counsel to the Company (“Company’s Counsel”), and Cravath, Swaine & Moore LLP, counsel to Parent (“Parent’s Counsel”), a tax representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 is declared effective by the SEC) and signed by an officer of the Company, containing representations of the Company, and Parent shall use its reasonable best efforts to deliver to Company’s Counsel and Parent’s Counsel a tax representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 is declared effective by the SEC) and signed by an officer of Parent and Merger Sub, containing representations of Parent and Merger Sub (collectively, the “Tax Representation Letters”), in each case as reasonably necessary and appropriate to enable Company’s Counsel to render the opinion described in Section 7.03(d) and Parent’s Counsel to render the opinion described in Section 7.02(e).

(ii) Each of the Company and Parent shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the Tax Representation Letters.

SECTION 6.08. Transaction Litigation.  Subject to applicable Law, Parent shall give the Company the opportunity to participate in the defense or settlement of any litigation by a holder of securities of Parent against Parent or its directors relating to the Transactions and no such settlement shall be agreed to without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.  Subject to applicable Law, the Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company or its directors or officers by a holder of securities of the Company relating to the Transactions and no such settlement shall be agreed to without the prior written consent of Parent.  Without limiting in any way the parties’ obligations under Section 6.03, each of Parent and the Company shall cooperate, shall cause the Parent Subsidiaries and the Company Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its directors, officers, employees, agents, legal counsel, financial advisors, independent auditors, and other advisors and representatives to cooperate in the defense against such litigation by a holder of securities of the Company or of Parent, as applicable.

SECTION 6.09. Section 16 Matters.  Prior to the Effective Time, the Company, Parent and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.10. Public Announcements.  Except with respect to any Company Adverse Recommendation Change or Parent Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company will use reasonable best efforts to develop a joint communications plan and to consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and not to issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  The Company and Parent agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.  Notwithstanding the foregoing sentences of this Section 6.10, Parent and the Company may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.

SECTION 6.11. Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

SECTION 6.12. Director Appointment.  Parent agrees that it will cause to be appointed the Agreed Individual to the Parent Board promptly after the Effective Time.

 “Agreed Individual” shall mean an individual to be mutually agreed by Parent and the Company (or one of the current two largest stockholders of the Company designated by the Company Board) following (a) consultations between Parent and the Company (or such designee) regarding potential candidates whom they believe in good faith would be valuable additions to the Parent Board and (b) a determination by the Nominating and Corporate Governance Committee of the Parent Board that such individual is an appropriate person to add to the Parent Board, taking into account such committee’s Guidelines for New Directors.

SECTION 6.13. Certain Transfer Taxes.  Except to the extent set forth in Section 2.02(c), any liability arising out of any documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar Taxes with respect to the transactions contemplated by this Agreement shall be borne by the Surviving Company and expressly shall not be a liability of stockholders of the Company.

SECTION 6.14. Employee Matters.

(a) From and after the Effective Time, the Company shall, and Parent shall cause the Company to, honor all Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time.  For a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries as of the Effective Time (each, a “Company Employee”) (i) base salaries or wage rates, as applicable, that, in each case, are no less favorable than were provided to the Company Employee immediately before the Effective Time and (ii) employee benefits that are substantially comparable in the aggregate to either (A) those that were provided to the Company Employees immediately before the Effective Time or (B) those provided to similarly situated employees of Parent.  Notwithstanding any other provision of this Agreement to the contrary, (x) Parent shall or shall cause the Surviving Company to provide the Company Employees whose employment terminates during the one-year period following the Effective Time with severance benefits that are no less favorable than were provided to the Company Employees immediately before the Effective Time and (y) any such severance benefits shall be determined without regard to any reduction following the Effective Time in base salary or base wage rates.

(b) For purposes of vacation eligibility and participation in long-service award programs of Parent, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries (but not any predecessor) to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that (i) the foregoing shall not apply to the extent that its application would result in a duplication of benefits and (ii) Parent shall not be obligated to provide credit for service with the Company or any of its Subsidiaries for any other purpose.  Parent shall use its commercially reasonable efforts to cause any eligible expenses incurred by each Company Employee and his or her covered dependents during the portion of the plan year in which the Effective Time occurs to be taken into account for purposes of satisfying such year’s deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable employee welfare benefit plan in which they will be eligible to participate from and after the Effective Time, to the extent credited under the employee welfare benefit plans maintained by the Company prior to the Effective Time.

(c) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at or prior to the Effective Time, as applicable.

(d) At or prior to the Effective Time, the Company shall terminate each “health reimbursement account” within the meaning of the applicable Company Benefit Plan in accordance with the terms of such plan.

(e) Without limiting the generality of Section 9.07, the provisions of this Section 6.14 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other Person shall be a third-party beneficiary of this Agreement.  Nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose or as prohibiting or limiting the ability of Parent to amend, modify or terminate any plans, programs, policies, agreements, arrangements or understandings of the Company or Parent.  Nothing herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent to continue any specific plans or to continue the employment, or any changes to the terms and conditions of the employment, of any specific person.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder and Stockholder Approvals.  The Parent Shareholder Approval and the Company Stockholder Approval shall have been obtained.

(b) Listing.  The shares of Parent Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) HSR Act.  Any waiting period applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d) No Legal Restraints.  No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or ruling by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger.

(e) Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act.  No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

SECTION 7.02. Condition to Parent’s and Merger Sub’s Obligation to Effect the Merger.  The obligation of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 4.01, 4.03, 4.04 and 4.19) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.02(a)), and the representations and warranties of the Company contained in Sections 4.01, 4.03, 4.04 and 4.19 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect.  Since the date of this Agreement, except to the extent contained in any Company Material Adverse Effect Condition Exceptions, there shall not have occurred a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) No Substantial Detriment.  No Legal Restraints issued or promulgated by a U.S. Governmental Entity shall be in effect that results, directly or indirectly, in (i) any prohibition or limitation on the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of the business, properties or assets of the Company, Parent or any of their respective Subsidiaries, (ii) the Company, Parent or any of their respective Subsidiaries being compelled to dispose of or hold separate any portion of the business, properties or assets of the Company, Parent or any of their respective Subsidiaries, in each case as a result of the Merger, (iii) any prohibition or limitation on the ability of Parent to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Company or the Company Subsidiaries, including the right to vote, or (iv) any prohibition or limitation on Parent effectively controlling the business or operations of the Company and the Company Subsidiaries, which, individually or in the aggregate, in the case of each of clauses (i)-(iv), would reasonably be expected to result in a Substantial Detriment.

(e) Tax Opinion.  Parent shall have received the written opinion of Parent’s Counsel, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering the opinion described in this Section 7.02(e), Parent’s Counsel shall be entitled to receive and rely upon the Tax Representation Letters.

SECTION 7.03. Condition to the Company’s Obligation to Effect the Merger.  The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.01, 3.03, 3.04 and 3.14) shall be true and correct (without giving effect to any limitation as to “materiality” or  “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.03(a)) and the representations and warranties of Parent and Merger Sub contained in Sections 3.01, 3.03, 3.04 and 3.14 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).  The Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

(c) Absence of Parent Material Adverse Effect.  Since the date of this Agreement, except to the extent contained in any Parent Material Adverse Effect Condition Exceptions, there shall not have occurred a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(d) Tax Opinion.  The Company shall have received the written opinion of Company’s Counsel, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering the opinion described in this Section 7.03(d), Company’s Counsel shall be entitled to receive, and rely upon the Tax Representation Letters.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval or the Parent Shareholder Approval, as follows:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before the End Date.  The “End Date” shall mean six months from signing; provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied (other than the condition set forth in Sections 7.01(c) or 7.01(d) (to the extent relating to antitrust Laws), the End Date may be extended for one or more periods of one month each by either Parent or the Company by written notice to the other party, up to a date not beyond the one year anniversary of this Agreement, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided further that (A) any such extensions shall be made only in the five Business Day period prior to the then applicable End Date and (B) only one such extension shall be made in any such one-month extension period; and provided, further, however, that the terminating party shall have complied with its obligations pursuant to Section 6.03 and the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is a proximate result of a breach of this Agreement by such party (including, in the case of Parent, Merger Sub);

(ii) [Reserved.]

(iii) if the Parent Shareholder Approval is not obtained at the Parent Shareholders Meeting duly convened (unless such Parent Shareholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) if the Company Stockholder Approval is not obtained at the Company Stockholders Meeting duly convened (unless such Company Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c) by the Company, if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Parent or Merger Sub contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by the End Date or is not cured by Parent or Merger Sub, as the case may be, within 90 days after receiving written notice from the Company;

(d) by Parent, if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by the End Date or is not cured by the Company, as the case may be, within 90 days after receiving written notice from Parent;

(e) by Parent, in the event that (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company shall have failed to include in the Joint Proxy Statement, the Company Recommendation;

(f) by the Company, in the event that (i) a Parent Adverse Recommendation Change shall have occurred or (ii) Parent shall have failed to include in the Joint Proxy Statement, the Parent Recommendation;

(g) [Reserved.]

(h) by the Company, if permitted by Section 5.02(b) and provided that the Company has complied with its obligations under Section 5.02(b), at any time prior to obtaining the Company Stockholder Approval, in order to enter into a binding agreement that provides for a Superior Company Proposal; or

(i) by Parent, if permitted by Section 5.03(b) and provided that Parent has complied with its obligations under Section 5.03(b), at any time prior to obtaining the Parent Shareholder Approval, in order to enter into a binding agreement that provides for a Superior Parent Proposal.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (h) or (i) of this Section 8.01 shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

SECTION 8.02. Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the last sentence of Section 6.02(a), the last sentence of Section 6.02(b), Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and no such termination shall relieve any party from any liability for fraud, intentional misrepresentation or intentional breach of any covenant or agreement set forth in this Agreement.

SECTION 8.03. Amendment.  Prior to the Effective Time, this Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) after receipt of the Parent Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of Parent without the further approval of such shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04. Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement.  No extension or waiver by Parent shall require the approval of the shareholders of Parent unless such approval is required by Law and no extension or waiver by the Company shall require the approval of the stockholders of the Company unless such approval is required by Law.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in accordance with the following clauses (i) and (ii): (i) by email to the parties at the following email addresses (or at such other email address for a party as shall be specified by like notice) and (ii) by email and hand delivery to the parties’ counsel at the following email addresses and street addresses (or at such other email address or street address for a party’s counsel as shall be specified by like notice):

(a) if to the Company, by email to:

Texas Industries, Inc.
1503 LBJ Freeway, Suite 400
Dallas, Texas 75234
Attention:  General Counsel
Email:  fanderson@txi.com

and by email and hand delivery to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  Gordon S. Moodie
Email: gsmoodie@wlrk.com

(b) if to Parent or Merger Sub, by email to:

Martin Marietta Materials, Inc.
2710 Wycliff Road
Raleigh, North Carolina 27607
Attention:  General Counsel
Email:  roselyn.bar@martinmarietta.com

and by email and hand delivery to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:  Scott A. Barshay
      George F. Schoen
Email:  sbarshay@cravath.com
 gschoen@cravath.com

SECTION 9.03. Definitions.  For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For the avoidance of doubt, none of Southeastern Asset Management Inc. or any of its Affiliates or NNS Holding or any of its Affiliates shall be considered an Affiliate of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries shall be considered an Affiliate of any of the foregoing.

“Applicable Time” means the actual time of day at which the applicable Company Notice or Parent Notice was received by Parent or the Company, as applicable (e.g., if the applicable notice was received at 4:00 p.m. on the day on which it was received, then the Applicable Time on any subsequent day shall be 4:00 p.m.).

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Clean Air Act” means the federal Clean Air Act, 42 U.S.C. 7401 et seq., as amended, and all related regulations and standards, including requirements relating to NESHAPs, new source performance standards and maximum achievable control technology standards.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Deferral Plan” means each of the Company’s Management Deferred Compensation Plan and the Company’s Deferred Compensation Plan for Directors.

“Company Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or by the Board of Directors of the Company as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Board of Directors of the Company as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequences becomes known (or the magnitude or material consequences thereof become known or understood) to or by the Board of Directors of the Company prior to obtaining the Company Stockholder Approval; provided, however that none of the following shall constitute a Company Intervening Event: (i) any action taken by any party hereto pursuant to and in compliance with the affirmative covenants set forth in Section 6.03, (ii) changes in the market price or trading volume of the Company’s securities or its credit ratings and (iii) the receipt, existence of or terms of a Company Takeover Proposal or any inquiry relating thereto or the consequences thereof.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Material Adverse Effect Condition Exception” means (i) any disclosures in the Filed Company SEC Documents (excluding any disclosures in the Filed Company SEC Documents in any risk factors section, any forward looking disclosure in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) to the extent describing matters that constituted or contributed to the occurrence of a Company Material Adverse Effect since the date of this Agreement or (ii) any disclosures in Section 4.08 of the Company Disclosure Letter or in any other section of the Company Disclosure Letter to the extent (and only to the extent) that it is reasonably apparent that such disclosure applies to Section 4.08.

“Company Restricted Share” means any award of Company Common Stock that is subject to restrictions based on performance or continuing service and granted under any Company Stock Plan.

“Company Rollover RSU” means any Company RSU granted pursuant to Section 5.01(b)(ii) of the Company Disclosure Letter.

“Company RSU” means any award of restricted stock units corresponding to shares of Company Common Stock, which award is subject to restrictions based on performance or continuing service and granted under any Company Stock Plan.

“Company SAR” means a stock appreciation right relating to shares of Company Common Stock granted under any Company Stock Plan.

 “Company Stock Option” means a stock option to acquire Company Common Stock granted under any Company Stock Plan.

“Company Stock Plans” means the Company’s 2004 Omnibus Equity Compensation Plan, the Company’s 2003 Share Appreciation Rights Plan, the Company Deferral Plans and each other Company Benefit Plan that provides for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

“Company Termination Fee” means $70 million in cash.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 430(k) or 4971 of the Code, (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code and (v) any foreign Law similar to the foregoing clauses (i) through (iv).

“Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (y) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

“Environmental Laws” means all applicable Federal, national, state, provincial or local Laws, Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, the climate, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including the Clean Air Act and similar state and local requirements and including all Laws relating to providing notice to workers, consumers or the public of regarding the use or presence of hazardous, toxic or carcinogenic materials (such as California’s Safe Drinking Water and Toxic Enforcement Act of 1986 commonly known as Proposition 65), relating to the regulation of greenhouse gases (such as California’s Global Warming Solutions Act of 2006 (“AB 32”)) or relating to the reclamation and closure of mining sites.

“Hazardous Materials” means (x) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, chromium and other metals, silica and silica dust, hydrochloric acid and polychlorinated biphenyls; and (y) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (other than any guarantee by Parent or any wholly owned Parent Subsidiary with respect to Indebtedness of Parent or any wholly owned Parent Subsidiary, or any guarantee by the Company or any wholly owned Company Subsidiary with respect to Indebtedness of the Company or any wholly owned Company Subsidiary), (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of Parent, the actual knowledge of any of the Persons set forth on Section 9.03 of the Parent Disclosure Letter and, in the case of the Company, the actual knowledge of any of the Persons set forth on Section 9.03 of the Company Disclosure Letter.

“Letter Agreement” means the letter agreement, dated as of December 4, 2013, between Parent and the Company.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect, to the extent permitted by this definition), (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect, to the extent permitted by this definition), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (ix) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, or (x) any taking of any action at the written request of the other party hereto.

“MSHA” means the Federal Mine Safety & Health Act of 1977, as amended.

“NESHAPs” means National Emission Standards for Hazardous Air Pollutants.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended.

“Parent Benefit Plans” means, collectively (i) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than any plan which is a Multiemployer Plan, “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary and (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements between Parent or any Parent Subsidiary and any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary.

“Parent Deferral Plan” means each of Parent’s Incentive Stock Plan and Parent’s Common Stock Purchase Plan for Directors.

“Parent Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or by the Board of Directors of Parent as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Board of Directors of Parent as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequences becomes known (or the magnitude or material consequences thereof become known or understood) to or by the Board of Directors of Parent prior to obtaining the Parent Shareholder Approval; provided, however that none of the following shall constitute a Parent Intervening Event: (i) any action taken by any party hereto pursuant to and in compliance with the affirmative covenants set forth in Section 6.03, (ii) changes in the market price or trading volume of Parent’s securities or its credit ratings and (iii) the receipt, existence of or terms of a Parent Takeover Proposal or any inquiry relating thereto or the consequences thereof.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Material Adverse Effect Condition Exception” means (i) any disclosures in the Filed Parent SEC Documents (excluding any disclosures in the Filed Parent SEC Documents in any risk factors section, any forward looking disclosure in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) to the extent describing matters that constituted or contributed to the occurrence of a Parent Material Adverse Effect since the date of this Agreement or (ii) any disclosures in Section 3.08 of the Parent Disclosure Letter or in any other section of the Parent Disclosure Letter to the extent (and only to the extent) that it is reasonably apparent that such disclosure applies to Section 3.08.

“Parent RSU” means any award of the right to receive Parent Common Stock that is subject to restrictions based on performance or continuing service and granted under any Parent Stock Plan.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Plans” means Parent’s Amended and Restated Stock-Based Award Plan, Parent’s Amended Omnibus Securities Award Plan, the Parent Deferral Plans and each other Parent Benefit Plan that provides for the award of rights of any kind to receive shares of Parent Common Stock or benefits measured in whole or in part by reference to shares of Parent Common Stock.

“Parent Termination Fee” means $140 million in cash.

“Permitted Liens” means any Lien (A) for Taxes or governmental assessments, charges or claims of payment (i) not yet due or (ii) being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business, or (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto included in the Company SEC Documents filed prior to the date hereof or securing liabilities reflected on such balance sheet.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or from any building, structure, facility or fixture.

“Reverse Termination Fee” means $25 million in cash.

“Rights Agreement” means the Rights Agreement, dated September 27, 2006, between Parent and American Stock Transfer & Trust Company, as Rights Agent.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing Person or body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Substantial Detriment” means any sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation of, or requirements or undertakings with respect to the conduct by the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, of, any portion of any business, properties or assets (or any combination thereof), other than (i) one of the quarries located in Mill Creek, Oklahoma currently held by the Company or Parent, (ii) up to two of the related rail yards located in Dallas, Texas and (iii) other assets specifically associated with the assets described in clause (i) or (ii).

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

SECTION 9.04. Interpretation.  When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a Person are also to its permitted successors and assigns.  Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.05. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter, the Stockholder Agreements, the Lease Agreements and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Transactions and (b) except for Section 6.05, is not intended to confer upon any Person other than the parties any rights or remedies.

SECTION 9.08. Governing Law; Consent to Jurisdiction; Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Court of the Southern District of New York (or, to the extent such court declines to accept jurisdiction over a particular matter, the Supreme Court of the State of New York in New York County) in the event any dispute arises out of the Transaction Agreements or the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to the Transaction Agreements or the Transactions in any court other than the United States District Court of the Southern District of New York (or, to the extent such court declines to accept jurisdiction over a particular matter, the Supreme Court of the State of New York in New York County), (iv) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by United States District Court of the Southern District of New York (or, to the extent such court declines to accept jurisdiction over a particular matter, the Supreme Court of the State of New York in New York County) and (v) expressly and irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any action arising out of the Transaction Agreements or the Transactions in United States District Court of the Southern District of New York (or, to the extent such court declines to accept jurisdiction over a particular matter, the Supreme Court of the State of New York in New York County) or that any such action brought in any such court has been brought in an inconvenient forum.  Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

SECTION 9.09. Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, that Parent and Merger Sub may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly owned Subsidiary of Parent so long as Parent continues to remain primarily liable for all of such rights and obligations as if no such assignment had occurred.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10. Specific Performance.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

SECTION 9.11. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THE TRANSACTION AGREEMENTS OR ANY OF THE TRANSACTIONS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

TEXAS INDUSTRIES, INC.

By:	/s/ Mel G. Brekhus
Name: Mel G. Brekhus
Title: President and CEO

MARTIN MARIETTA MATERIALS, INC.

By:	/s/ C. Howard Nye
Name: C. Howard Nye
Title: President and CEO

PROJECT HOLDINGS, INC.

By:	/s/ C. Howard Nye
Name: C. Howard Nye
Title: President and CEO

Index of Defined Terms

Term	Section
AB 32	Section 9.03
Actions	Section 6.05(b)
Affiliate	Section 9.03
Agreed Individual	Section 6.12
Agreement	Preamble
Applicable Time	Section 9.03
Articles of Merger	Section 1.03
Business Day	Section 9.03
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Change in Control Individual	Section 5.01(b)(iv)
Clean Air Act	Section 9.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Company	Preamble
Company Adverse Recommendation Change	Section 5.02(b)
Company Benefit Plans	Section 4.11(a)
Company Board	Section 4.04(a)
Company By-laws	Section 4.01
Company Capital Stock	Section 4.03(a)
Company CBAs	Section 4.18
Company Charter	Section 4.01
Company Common Stock	Section 2.01(b)
Company Deferral Plan	Section 9.03
Company Disclosure Letter	ARTICLE IV
Company Employee	Section 6.14(a)
Company Financial Advisor	Section 4.19
Company Indemnified Party	Section 6.05(a)
Company Intervening Event	Section 5.02(b)
Company Leases	Section 4.16(b)
Company Material Adverse Effect	Section 9.03
Company Material Adverse Effect Condition Exception	Section 9.03
Company Material Contract	Section 4.15(b)
Company Notice	Section 5.02(b)
Company Pension Plan	Section 4.11(c)
Company Permits	Section 4.01
Company Preferred Stock	Section 4.03(a)
Company Properties	Section 4.16(a)
Company Recommendation	Section 4.04(a)
Company Restricted Share	Section 9.03
Company Rollover RSU	Section 9.03
Company RSU	Section 9.03
Company SAR	Section 9.03
Company SEC Documents	Section 4.06(a)
Company Stockholder Approval	Section 4.04(a)
Company Stockholders Meeting	Section 4.04(a)
Company Stock Option	Section 9.03
Company Stock Plans	Section 9.03
Company Subsidiaries	Section 4.01
Company Takeover Proposal	Section 5.02(e)
Company Termination Fee	Section 9.03
Company Voting Debt	Section 4.03(b)
Company’s Counsel	Section 6.07(b)(i)
Confidentiality Agreement	Section 6.02(a)
Consent	Section 3.05(b)
Contract	Section 3.05(a)
Controlled Group Liability	Section 9.03
DGCL	Section 1.01
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Claim	Section 9.03
Environmental Laws	Section 9.03
ERISA	Section 4.11(a)
Exchange Act	Section 3.05(b)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(c)
FCPA	Section 3.12
Filed Company Contract	Section 4.15(a)
Filed Company SEC Documents	ARTICLE IV
Filed Parent SEC Documents	ARTICLE III
Form S-4	Section 3.05(b)
GAAP	Section 3.06(b)
Governmental Entity	Section 3.05(b)
Hazardous Materials	Section 9.03
HSR Act	Section 3.05(b)
Indebtedness	Section 9.03
Intellectual Property Rights	Section 4.17
IRS	Section 4.11(a)
Joint Proxy Statement	Section 6.01(a)
Judgment	Section 3.05(a)
Knowledge	Section 9.03
Law	Section 3.05(a)
Lease Agreements	Recitals
Legal Restraints	Section 7.01(d)
Letter Agreement	Section 9.03
Letter of Transmittal	Section 2.02(b)
Liens	Section 3.02(a)
Material Adverse Effect	Section 9.03
Maximum Amount	Section 6.05(c)
Merger	Section 1.01
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.01(a)
MSHA	Section 9.03
Multiemployer Plan	Section 4.11(a)
NCBCA	Section 1.01
NESHAPs	Section 9.03
NYSE	Section 2.02(f)
OSHA	Section 9.03
Parent	Preamble
Parent Adverse Recommendation Change	Section 5.03(b)
Parent Articles	Section 3.01
Parent Benefit Plans	Section 9.03
Parent Board	Section 3.04(a)
Parent By-laws	Section 3.01
Parent Capital Stock	Section 3.03(a)
Parent Common Stock	Section 3.03(a)
Parent Deferral Plan	Section 9.03
Parent Disclosure Letter	ARTICLE III
Parent Financial Advisors	Section 3.14
Parent Intervening Event	Section 9.03
Parent ISPUs	Section 3.03(a)
Parent Material Adverse Effect	Section 9.03
Parent Material Adverse Effect Condition Exception	Section 9.03
Parent Notice	Section 5.03(b)
Parent Permits	Section 3.01
Parent Preferred Stock	Section 3.03(a)
Parent Recommendation	Section 3.04(a)
Parent RSU	Section 9.03
Parent SAR	Section 6.02(b)
Parent SEC Documents	Section 3.06(a)
Parent Shareholder Approval	Section 3.04(a)
Parent Shareholders Meeting	Section 3.04(a)
Parent Stock Option	Section 9.03
Parent Stock Plans	Section 9.03
Parent Subsidiaries	Section 3.01
Parent Takeover Proposal	Section 5.03(e)
Parent Termination Fee	Section 9.03
Parent Voting Debt	Section 3.03(b)
Parent’s Counsel	Section 6.07(b)(i)
Permits	Section 3.01
Permitted Liens	Section 9.03
Person	Section 9.03
Principal Stockholders	Recitals
Release	Section 9.03
Representatives	Section 5.02(a)
Reverse Termination Fee	Section 9.03
Rights Agreement	Section 9.03
SEC	Section 3.05(b)
Securities Act	Section 3.05(b)
Share Issuance	Section 1.01
SOX	Section 3.06(b)
Stockholder Agreements	Recitals
Subsidiary	Section 9.03
Substantial Detriment	Section 9.03
Superior Company Proposal	Section 5.02(e)
Superior Parent Proposal	Section 5.03(e)
Surviving Company	Section 1.01
Tax Representation Letters	Section 6.07(b)(i)
Tax Return	Section 9.03
Taxes	Section 9.03
Transaction Agreements	Recitals
Transactions	Section 1.01